Press Release For immediate release
Invesco Elects G. Richard Wagoner, Jr. to join Board of Directors in October 2013 CONTACT: Bill Hensel 404-479-2886 bill.hensel@invesco.com

Atlanta, May 20, 2013  –  Invesco Ltd. today announced that G. Richard (“Rick”) Wagoner, Jr. has been elected a member of the Board of Directors, effective October 7, 2013.  Mr. Wagoner, 60, served as chairman and chief executive officer of General Motors Corporation from May 2003 through March 2009.

“We are extremely pleased to welcome Rick to the Invesco Board of Directors,” said Invesco Chairman of the Board Rex Adams.  “He brings tremendous experience and a wealth of knowledge to his new role.  His guidance will be invaluable as we work to further strengthen our ability to meet the investment needs of our clients across the globe.”

With the addition of Mr. Wagoner, the Board expands to 11 members – 10 of whom, including Mr. Wagoner, are independent.  Mr. Wagoner will also join the Audit, Compensation, and the Nomination and Corporate Governance committees.

Mr. Wagoner served as chairman and chief executive officer of General Motors Corporation (“GM”) from May 2003 through March 2009, and had been president and chief executive officer since June 2000. Prior positions held at GM during his 32-year career with that company include executive vice president and president of North American operations, executive vice president, chief financial officer and head of worldwide purchasing, and president and managing director of General Motors do Brasil. Mr. Wagoner is a member of the board of directors of The Washington Post Company and several privately held companies. In addition, he is a member of the advisory boards of AEA Investors and Jefferies Investment Banking and Capital Markets Group, and he advises a number of start-up and early-stage ventures. Mr. Wagoner is chair of the board of trustees of Duke University and a member of Duke’s Fuqua School of Business Advisory Board. He is a member of the mayor of Shanghai, China’s International Business Leaders Advisory Council. Mr. Wagoner received an MBA from Harvard Business School and a bachelor’s degree from Duke University.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.